SECURITIES AND EXCHANGE COMMISSION

                           Washington, D.C. 20549

                                  FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
            UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT
      OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
             AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number 001-12262
                                                                  ---------

                          Commercial Assets, Inc.
                       -----------------------------
          (Exact name of registrant as specified in its charter)


        3410 South Galena Street, Suite 210, Denver, Colorado 80231
        -----------------------------------------------------------
                     (Address, including zip code, and
          telephone number, including area code, of registrant's
                        principal executive offices)

               Common Stock, par value $0.01 ("Common Stock")
               ---------------------------------------------
         (Title of each class of securities covered by this Form)

                                    None
                              ----------------
            (Titles of all other classes of securities for which
       a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [ ]        Rule 12h-3(b)(1)(ii)    [ ]

         Rule 12g-4(a)(1)(ii)  [ ]        Rule 12h-3(b)(2)(i)     [ ]

         Rule 12g-4(a)(2)(i)   [X]        Rule 12h-3(b)(2)(ii)    [ ]

         Rule 12g-4(a)(2)(ii)  [ ]        Rule 15d-6              [ ]

         Rule 12h-3(b)(1)(i)   [X]

         Approximate number of holders of record as of the certification
or notice date:    None
               ------------

         Pursuant to the requirements of the Securities Exchange Act of 1934, Asset Investors Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:    August 11, 2000                  By:     /s/ David M.Becker
                                              ------------------------------
                                              Name: David M. Becker
                                              Title: Secretary and Chief
                                                     Financial Officer



Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.